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FEDERAL ENERGY REGULATORY  COMMISSION  ISSUES DRAFT ORDER ON COMPLAINTS  AGAINST
RATES AND PRACTICES OF KINDER MORGAN ENERGY  PARTNERS,  L. P.  SUBSIDIARY  SFPP,
L.P.

      FOR IMMEDIATE RELEASE:    Thursday, January 14, 1999
                                --------------------------

     HOUSTON - Kinder Morgan Energy Partners, L. P. (NYSE: "ENP") today announced that the Federal Energy Regulatory Commission ("FERC" or "Commission") published a draft order which, when formally issued will affirm in major respects the September, 1997 Initial Decision of one of its Administrative Law Judges, regarding certain rates and practices of its subsidiary SFPP, L. P.

     Richard D. Kinder, Chairman and CEO of Kinder Morgan, stated, "We applaud the Commission for issuing its decision in such a timely manner. Based on our preliminary review of this far reaching decision, we believe that it fairly resolves many of the contentious issues that have existed on our Pacific system for a number of years. We are particularly pleased with the Commission's findings that our West Line rates remain grandfathered under the Energy Policy Act of 1992 ("EPAct"). Additionally, although we are continuing to review this lengthy and complex decision, we believe some of the other modifications and changes made by the Commission support the positions we have taken and substantially lessen the negative aspects of the Administrative Law Judge's decision. Accordingly, we believe our historical reserves relative to the rate case litigation should be more than sufficient to cover our ultimate financial exposure."

     The FERC's draft order, which was voted on and approved on January 13, 1999, affirms, in large part, the September 1997 decision of Administrative Law Judge Ernst Liebman. Specifically, the Commission dismissed the complaints filed by certain customers of SFPP arguing that its "West Line" rates were not "grandfathered" within the meaning of EPAct. Under the EPAct, "grandfathered" rates are deemed just and reasonable and are subject to challenge only under limited circumstances.

     Additionally, on review, the Commission modified and clarified certain aspects of the Judge's decision relative to SFPP's East Line which provides service from El Paso, Texas to Phoenix and Tucson, Arizona. These rulings relate to, among other things, the appropriate capital structure and starting rate base to be used in setting SFPP's rates, certain aspects of the income tax allowance allowed SFPP, and the period for which reparations may potentially be owed to complaining customers.

     Mr. Kinder concluded, "In short, we believe that this decision, when formally issued by the Commission, affirms our position on many of the issues that have festered on this system for some time. Hopefully, this will provide a basis to move forward with our customers to focus on continuing to grow our business in a cooperative fashion." Kinder Morgan Energy Partners, L. P., which has an enterprise value in excess of $2 billion, is the nation's largest pipeline master limited partnership. It owns and operates one of the largest product pipeline systems in the United States, serving customers in sixteen states with more than 5,000 miles of pipeline and over twenty associated terminals. Kinder Morgan also operates 24 bulk terminal facilities which transload approximately 50 million tons of coal, petroleum coke and other products annually. In addition, Kinder Morgan owns 24% of Plantation Pipe Line Company, 20% of Shell CO2 Company, Ltd. and a 25% interest in an NGL fractionator.

This press release  includes  forward looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions it can give no assurance that such assumptions will materialize.

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For further information,  contact: Irene Twardowski; Carol Haskins; or Christina
West @ 713-844-9500
                              www.kindermorgan.com